Exhibit 99.1

Connection (CNXN) Announces a Special Dividend to Shareholders and Increase to Share Repurchase Program

MERRIMACK, N.H.--(BUSINESS WIRE)--November 22, 2022--PC Connection, Inc. (“Connection”) (NASDAQ: CNXN), a leading information technology solutions provider to business, government, and education markets, today announced that its Board of Directors declared a special cash dividend of $0.34 per share payable on December 23, 2022, to shareholders of record at the close of business on December 5, 2022. The aggregate amount of the special dividend payment will be approximately $8.9 million based on the current number of shares outstanding.

“Our strong balance sheet and operating performance allows us to pay this dividend, which is in line with our historic pre-pandemic practice while maintaining the ability to continue to grow the business,” said Timothy McGrath, President and Chief Executive Officer.

Connection also announced that its Board of Directors is evaluating a long-term capital allocation plan designed to balance the return of capital to shareholders over time, while continuing to invest in accretive organic growth. As part of this strategy the Board of Directors approved a $25.0 million increase to Connection’s existing share repurchase authorization, bringing the aggregate size of the program to $80.0 million, of which $37.7 million remains available. The Board of Directors has also indicated its intent to consider future payment of regular quarterly dividends in lieu of annual special dividends.

The details of any future cash dividend declaration, including the amount of such dividend and the timing and establishment of the record and payment dates, will be determined by the Board of Directors. The decision of whether to pay future cash dividends and the amount of any such dividends will be based on the Company's financial position, results of operations, cash flows, capital requirements, business conditions, the requirements of applicable law, and any other factors the Board of Directors may deem relevant.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 425,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 425,000 products and 1,600 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve important risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. Such risks and uncertainties include, but are not limited to, the continuation of the COVID-19 pandemic, including, without limitation, the actions taken by governments in response to it, disruptions impacting the global supply chain, including those attributable to the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products in the current uncertain macroeconomic environment characterized by, among other things, persistent inflation and rising interest rates, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

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Contacts

Corporate Communications:
Jeff Frank, 603.683.2083
Jeff.Frank@connection.com

Investor Relations:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com